Exhibit 99.2

         Dollar General Reports May Same-Store Sales up 1.3%

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 1, 2006--Dollar General Corporation (NYSE: DG) today reported total retail sales for the May four-week period ended May 26, 2006, equaled $687.0 million compared with $640.6 million last year, an increase of 7.2 percent. For the May period, same-store sales increased 1.3 percent compared to an increase of 4.4 percent in the four-week period ended May 27, 2005. The sales increase for the period was driven by strong sales increases in the categories of food (including candy and snacks), paper products, pet supplies, home cleaning products and seasonal merchandise (including hardware, stationery and sundries). Same-store sales decreased in the categories of home products and basic apparel.
    For the seventeen-week period ended May 26, 2006, Dollar General total retail sales increased 7.8 percent to $2.8 billion from $2.6 billion for the seventeen-week period ended May 27, 2005. Same-store sales for the 2006 seventeen-week period increased 1.4 percent.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 8,096 neighborhood stores as of May 26, 2006. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.
    The 2006 sales numbers are preliminary and unaudited. In addition, please note that the four-week May 2006 period discussed in this release is based on the four-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company's fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, the Company's sales reported for its fiscal 2006 quarterly periods will differ from the sum of the months reported in the monthly sales releases.

    CONTACT: Dollar General Corporation, Goodlettsville
             Investor:
             Emma Jo Kauffman, 615-855-5525
             or
             Media:
             Tawn Earnest, 615-855-5209